Exhibit 10.2.5

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into as of August 8, 2013 (the “Grant Date”) by and between Biocept, Inc., a Delaware corporation (the “Company”) and [DIRECTOR NAME] (the “Grantee”).

WHEREAS, the Company has adopted the Biocept, Inc. 2013 Equity Incentive Plan (the “Plan”) pursuant to which awards of Restricted Stock Units may be granted; and

WHEREAS, the Committee (or the Board) has determined that it is in the best interests of the Company and its stockholders to grant the award of Restricted Stock Units provided for herein, and accordingly has so granted.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Restricted Stock Units.

1.1 Pursuant to Section 7.2 of the Plan, the Company hereby issues to the Grantee on the Grant Date an Award consisting of, in the aggregate, [NUMBER] Restricted Stock Units (the “Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

1.2 The Restricted Stock Units shall be credited to the Grantee on the books and records of the Company. All amounts credited to the Grantee shall continue for all purposes to be part of the general assets of the Company.

2. Consideration. The grant of the Restricted Stock Units is made in consideration of the services to be rendered by the Grantee to the Company.

3. Vesting.

3.1 Except as otherwise provided herein, provided that the Grantee remains in Continuous Service through the applicable vesting date, the Restricted Stock Units will vest in accordance with the following schedule:

Vesting Date	Number of Restricted Stock Units That Vest
The last day of each calendar month beginning August 2013	20%

Once vested, the Restricted Stock Units become “Vested Units.”

3.2 Except as provided in the next sentence, if the Grantee’s Continuous Service terminates for any reason at any time before all of his or her Restricted Stock Units have vested, the Grantee’s unvested Restricted Stock Units (except for unvested Restricted Stock Units which vest simultaneously with such termination) shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Affiliate shall have any further obligations to the Grantee with respect to such unvested Restricted Stock Units.

The foregoing vesting schedule notwithstanding, (a) if the Grantee’s Continuous Service terminates as a result of the Grantee’s death, Disability, a termination by the Company or an Affiliate without Cause or a termination by the Grantee for Good Reason, then (subject to Section 10.2) 100% of the unvested Restricted Stock Units shall vest as of the date of such termination, and (b) if a Change in Control occurs during the Grantee’s Continuous Service, then (subject to Section 10.2) 100% of the unvested Restricted Stock Units shall vest as of the date of such Change in Control.

4. Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, from the Grant Date until such time as the Restricted Stock Units are settled in accordance with Section 6, the Restricted Stock Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited by the Grantee and all of the Grantee’s rights to such units shall immediately terminate without any payment or consideration by the Company.

5. Rights as Stockholder.

5.1 The Grantee shall not have any rights of a stockholder with respect to the shares of Common Stock underlying the Restricted Stock Units unless and until and except to the extent that (a) such Restricted Stock Units have become Vested Units and (b) such Vested Units are settled by the issuance of shares of Common Stock.

5.2 Upon and following the settlement of the Vested Units, the Grantee shall be the record owner of the shares of Common Stock which had underlain the Vested Units unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a stockholder of the Company (including voting rights).

6. Settlement of Restricted Stock Units.

6.1 Subject to Section 9 hereof, promptly following the Trigger Date, the Company shall (a) issue and deliver to the Grantee the number of shares of Common Stock equal to the number of Vested Units; and (b) enter the Grantee’s name on the books of the Company as the stockholder of record with respect to the shares of Common Stock delivered to the Grantee. The “Trigger Date” means the earliest of (a) May 24, 2015, (b) the date of a Change in Control (but only in the event that the Change in Control is an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations and other guidance promulgated thereunder), (c) the date the Grantee’s Continuous Service terminates as a result of the Grantee’s Disability (but only, in such case, in the event that such termination of Continuous Service is due to the Grantee becoming “disabled” as described in Section 409A(a)(2)(C) of the Code and the regulations and other guidance promulgated thereunder) or death, or (d) upon verification by the Committee as such and a determination by the Committee, as a matter of grace, to allow such to be a Trigger Date, the date of an unforeseeable emergency as described in Section 409A(a)(2)(A)(vi) of the Code and the regulations and other guidance promulgated thereunder, but only to the extent necessary to satisfy such emergency and to pay taxes reasonably anticipated as a result thereof after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Grantee’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) (determined in accordance with Section 409A(a)(2)(B)(ii)(II) of the Code and the regulations and other guidance promulgated thereunder).

6.2 If the Grantee is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the RSUs upon his or her “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following the Grantee’s separation from service and (b) the Grantee’s death.

7. No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained as a Director of the Company or in any other capacity. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company or the Company’s stockholders to terminate the Grantee’s Continuous Service at any time, with or without Cause.

8. Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the Restricted Stock Units shall be adjusted or terminated in any manner as contemplated by Section 11 of the Plan.

9. Tax Liability. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or overall tax liability.

10. Confidentiality Obligations; Non-solicitation.

10.1 In consideration of the Restricted Stock Units, the Grantee agrees and covenants not to, directly or indirectly, solicit, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or its Affiliates for 12 months following the Grantee’s termination (due to whatever reason or cause) of Continuous Service.

10.2 If the Grantee breaches the covenant set forth in Section 10.1 or commits an intentional and non-trivial breach of any written confidential information and/or intellectual property assignment agreement with the Company (or any intentional and non-trivial breach of fiduciary duty with regard to a matter which, but for the fact that non-employee directors have ambient fiduciary duties to the Company and therefore are not generally asked to sign written confidential information and/or intellectual property assignment agreements with the Company, would typically have been the subject of a contractual obligation of the Grantee under the Company’s standard form of written confidential information and/or intellectual property assignment agreements with the Company):

(a) all unvested Restricted Stock Units shall be immediately forfeited; and

(b) the Grantee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary, preliminary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

11. Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any securities exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

12. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

13. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

14. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review (provided, that if the Grantee is a member of the Committee, the Grantee shall not participate in the deliberations regarding or the vote as to such dispute). The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

15. Restricted Stock Units Subject to Plan. This Agreement is subject to the Plan, as it may be amended from time to time. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

16. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and any assigns and will inure to the benefit of the Grantee and the Grantee’s executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.

17. Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

18. Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Stock Units in this Agreement does not create any contractual right or other right to receive any other Restricted Stock Units or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s membership on the Board or of any other relationship which the Grantee may at the time have with the Company.

19. Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock Units, prospectively or retroactively; provided, that no such amendment, alteration, suspension, discontinuance or cancellation shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.

20. Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

22. Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor before such vesting, settlement or disposition.

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Agreement as of the Grant Date.

BIOCEPT, INC.

By:

Name:
Title:

[DIRECTOR NAME]